UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 2, 2010

EXLSERVICE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33089 (Commission File Number)	82-0572194 (I.R.S. Employer Identification No.)

280 Park Avenue New York, New York 10017 (Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 277-7100

NOT APPLICABLE
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[ ]           Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

ExlService Holdings, Inc. (the “Company”) and Vikram Talwar (“Mr. Talwar”) have amended (the “Amendment”) the Amended and Restated Employment and Non-Competition Agreement, dated December 16, 2008, between the Company and Mr. Talwar (the “Agreement”) in a number of respects, effective June 2, 2010.

The Amendment provides that Mr. Talwar’s term of employment will continue to be automatically renewed on an annual basis in accordance with the existing terms of the Agreement unless either the Company or Mr. Talwar gives the other party written notice by October 1, 2010 to end the employment term, in which case Mr. Talwar’s employment term will end on March 31, 2011.

The Amendment also clarifies that the Company’s tax equalization obligation to Mr. Talwar under the Agreement in respect of any additional taxes that Mr. Talwar is assessed by the Republic of India remains in effect only with respect to those taxes, if any, assessed by the Republic of India for tax years ending on or before March 31, 2009.

The Company has also agreed in the Amendment to (A) provide a travel allowance to Mr. Talwar for periods when he is in the United Kingdom on company business and does not stay in a hotel and (B) continue to pay Mr. Talwar’s automobile lease or loan payments if he purchases an automobile.

In addition, the Amendment corrected the equity-based award vesting acceleration provisions of the Agreement (which were inadvertently modified when the Agreement was revised in 2008), to preserve acceleration treatment for awards granted on and after September 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

EXLSERVICE HOLDINGS, INC. (Registrant)

Date: June 8, 2010	By:	/s/ Amit Shashank
Name: Amit Shashank
Title: Vice President, General Counsel and Corporate Secretary